CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Wasatch Funds Trust of our report dated November 22, 2017, relating to the financial statements and financial highlights, which appears in Wasatch Long/Short Fund®’s and Wasatch Global Value Fund™’s (formerly Wasatch Large Cap Value Fund®) Annual Report on Form N-CSR for the year ended September 30, 2017. We also consent to the references to us under the headings “Information about the Existing Fund and New Fund” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

July 23, 2018